Exhibit 99.1

Applied Optoelectronics Reports Fourth Quarter and Year 2016 Results

Sugar Land, Texas, Feb. 23, 2017 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic network products for the internet datacenter, cable broadband, fiber-to-the-home and telecom markets, today announced financial results for its fourth quarter and year ended Dec. 31, 2016.

“AOI achieved another record year driven by strong demand for our market-leading datacenter products and continued execution by the AOI team. We believe our record performance further demonstrates our growing market share in advanced optics and our team’s ability to generate manufacturing efficiencies that lead to margin improvement,” said Dr. Thompson Lin, Applied Optoelectronics, Inc. founder, president and CEO. “Our ability to internally manufacture lasers and light engines provides us with cost-leadership advantages, a faster time to market, and the ability to quickly scale to demand. Looking ahead, as the 100G transition accelerates this year, we see the opportunity to build on our momentum and expand our market leadership.”

Fourth Quarter 2016 Financial Summary

•	Total revenue increased to $84.9 million, up 60% compared with $53.0 million in the fourth quarter 2015 and up 21% compared with $70.1 million in the third quarter of 2016.

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GAAP gross margin increased to 38.0%, up from 29.5% in the fourth quarter 2015 and 33.0% in the third quarter of 2016. Non-GAAP gross margin increased to 38.0%, up from 29.5% in the fourth quarter 2015 and 33.1% in the third quarter of 2016.

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GAAP net income increased to $14.2 million, or $0.77 per diluted share, compared with net income of $2.7 million, or $0.15 per diluted share in the fourth quarter 2015, and net income of $17.7 million, or $0.97 per diluted share in the third quarter of 2016.

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Non-GAAP net income increased to $15.5 million, or $0.84 per diluted share, compared with non-GAAP net income of $3.9 million, or $0.22 per diluted share in the fourth quarter 2015, and non-GAAP net income of $7.0 million, or $0.38 per diluted share in the third quarter of 2016.

Year 2016 Financial Summary

•	Total revenue grew to $260.7 million, up 37% compared with $189.9 million in 2015.

•	GAAP gross margin increased to 33.4%, up from 31.8% in 2015. Non-GAAP gross margin increased to 33.4% compared with 31.9% in 2015.

•	GAAP net income increased to $31.2 million, or $1.76 per diluted share, compared with net income of $10.8 million, or $0.65 per diluted share in 2015. Non-GAAP net income increased to $24.6 million, or $1.39 per diluted share, compared with non-GAAP net income of $17.0 million, or $1.03 per diluted share in 2015.

•	On December 31, 2016, cash, cash equivalents, short-term investments and restricted cash totaled $52.0 million, compared with the December 31, 2015 balance of $40.7 million.

A reconciliation between all GAAP and non-GAAP information referenced above is contained in the tables below. Please also refer to “Non-GAAP Financial Measures” below for a description of these non-GAAP financial measures.

First Quarter 2017 Business Outlook (+)

For the first quarter of 2017, the company currently expects:

•	Revenue in the range of $87 million to $91 million.
•	Non-GAAP gross margin in the range of 38% to 40%.
•	Non-GAAP net income in the range of $15.5 million to $17.2 million, and non-GAAP fully diluted earnings per share in the range of $0.80 to $0.88 using approximately 19.5 million shares.

 (+) Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

Conference Call Information

The company will host a conference call and webcast for analysts and investors on Feb. 23, 2017 to discuss its fourth quarter and year 2016 results and outlook for its first quarter of 2017 at 4:30 p.m. Eastern time / 3:30 p.m. Central time. Open to the public, investors may access the call by dialing (412) 317-6789. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.ao-inc.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the call will be available one hour after the call and will run for five business days and may be accessed by dialing (412) 317-0088 and entering passcode 10098914.

Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: reduction in the size or quantity of customer orders; change in demand for the company’s products due to industry conditions; changes in manufacturing operations; volatility in manufacturing costs; delays in shipments of products; disruptions in the supply chain; change in the rate of design wins or the rate of customer acceptance of new products; the company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure; a decline in demand for our customers’ products or their rate of deployment of their products; general conditions in the internet datacenter, CATV, FTTH or Telecom markets; changes in the world economy (particularly in the United States and China); the negative effects of seasonality; and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "could," "would," "target," "seek," "aim,"

"believe," "predicts," "think," "objectives," "optimistic," "new," "goal," "strategy," "potential," "is likely," "will," "expect," "plan" "project," "permit"  or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company’s expectations.

Non-GAAP Financial Measures

We provide non-GAAP gross margin, non-GAAP net income (loss), and non-GAAP earnings per share to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP gross profit, we exclude stock-based compensation expense and non-recurring expenses, if any, from our GAAP gross profit. To arrive at our non-GAAP income (loss) from operations, we exclude all amortization of intangible assets, stock-based compensation expense and non-recurring expenses, if any, from our GAAP net income (loss) from operations. Included in our non-recurring expenses for the periods from 1Q16 to 4Q16 are certain consulting fees, items related to the relocation of our plant in Texas, realized loss on the maturity of certain foreign currency investments, and a tax benefit arising from the removal of our valuation allowance.  Our non-GAAP earnings per share is calculated by dividing our non-GAAP net income by the fully diluted share count. We believe that our non-GAAP measures are useful to investors in evaluating our operating performance for the following reasons:

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We believe that elimination of items such as stock-based compensation expense and non-recurring expenses is appropriate because treatment of these items may vary for reasons unrelated to our overall operating performance;

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We believe that non-GAAP measures provide better comparability with our past financial performance, period-to-period results and with our peer companies, many of which also use similar non-GAAP financial measures; and

"	We anticipate that investors and securities analysts will utilize non-GAAP measures to evaluate our overall operating performance.

Non-GAAP measures should not be considered as an alternative to gross profit, income (loss) from operations, net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such other non-GAAP measures in the same manner. We have not reconciled the non-GAAP measures included in our guidance to the appropriate GAAP financial measures because the GAAP measures were not accessible on a forward-looking basis. GAAP measures that impact our non-GAAP financial measures may include stock-based compensation expense, non-recurring expenses, amortization of intangible assets, unrealized exchange loss (gain), asset impairment charges, and loss (gain) from disposal of idle assets. These GAAP measures cannot be reasonably predicted and may directly impact our non-GAAP gross margin, our non-GAAP net income and our non-GAAP fully-diluted earnings per share, although changes with respect to certain of these measures may offset other changes. In addition, certain of these measures are out of our control. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

About Applied Optoelectronics

Applied Optoelectronics, Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI's products are the building blocks for broadband fiber access networks around the world, where they are used in the internet datacenter, CATV broadband, fiber-to-the-home and telecom markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China. For additional information, visit www.ao-inc.com.

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SOURCE: Applied Optoelectronics, Inc.

Investor Relations Contacts:

The Blueshirt Group, Investor Relations

Maria Riley & Chelsea Lish

+1-415-217-7722

ir@ao-inc.com

Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2016	December 31, 2015

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Short term investments	$52,000	$40,679
Accounts Receivable, Net	49,766	38,775
Inventories	51,817	66,238
Other Receivables	1,501	4,121
Prepaid Expenses and Other Current Assets	2,468	4,115
Total Current Assets	157,552	153,928

Cash restricted for Construction in Progress	8	—
Property, Plant And Equipment, Net	144,098	109,699
Land Use Rights, Net	778	854
Intangible Assets, Net	3,993	3,900
Deferred Income Tax Assets	11,421	—
Other Assets	4,468	5,094
TOTAL ASSETS	$322,318	$273,475

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$36,375	$28,668
Accrued Expenses	15,426	11,506
Bank Acceptance Payable	307	2,998
Bank Loan-Short Term	—	27,316
Current Portion of Long Term Debt	7,865	3,592
Total Current Liabilities	59,973	74,080

Notes Payable and Long Term Debt	34,961	33,997
TOTAL LIABILITIES	94,934	108,077

STOCKHOLDERS' EQUITY
Total Preferred Stock	—	—
Common Stock	18	17
Additional Paid-in Capital	265,264	233,336
Cumulative Translation Adjustment	(885)	292
Accumulated Deficit	(37,013)	(68,247)
TOTAL STOCKHOLDERS' EQUITY	227,384	165,398

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$322,318	$273,475

Applied Optoelectronics, Inc.

Preliminary Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31.		December 31.
	2016	2015	2016	2015
Revenue
CATV	$13,424	$11,000	$43,567	$53,675
Datacenter	68,105	38,769	201,314	123,286
FTTH	234	87	1,567	2,458
Other	3,137	3,096	14,265	10,484
Total Revenue	84,900	52,952	260,713	189,903

Total Cost of Goods Sold	52,662	37,334	173,759	129,450

Total Gross Profit	32,238	15,618	86,954	60,453

Operating Expenses:
Research and Development	7,208	5,960	31,780	20,852
Sales and Marketing	1,743	1,633	6,627	6,381
General and Administrative	7,443	5,271	25,527	19,771
Total Operating Expenses	16,394	12,864	63,934	47,004

Operating Income	15,844	2,754	23,020	13,449

Other Income (Expense):
Interest Income	41	92	247	328
Interest Expense	(404)	(242)	(1,717)	(1,018)
Other Income (Expense)	(12)	39	70	257
Foreign Exchange Gain (Loss)	(3)	(130)	(617)	(1,848)
Total Other Income (Expense):	(378)	(241)	(2,017)	(2,281)

Net Income before Income Taxes	15,466	2,513	21,003	11,168

Income Tax Benefit (Expense)	(1,241)	166	10,231	(375)

Net Income	14,225	2,679	31,234	10,793
Net income per share attributable to common stockholders
basic	$0.81	$0.16	$1.82	$0.69
diluted	$0.77	$0.15	$1.76	$0.65

Weighted-average shares used to compute net income per share attributable to common stockholders
basic	17,631	16,833	17,202	15,627
diluted	18,513	17,691	17,713	16,533

Applied Optoelectronics, Inc.

Reconciliation of Statements of Operations under GAAP and Non-GAAP

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31.		December 31.
	2016	2015	2016	2015
GAAP total gross profit	$32,238	$15,618	$86,954	$60,453
Share-based compensation expense	51	18	190	70
Non-recurring expense	—	—	—	45
Non-GAAP income from gross profit	32,289	15,636	87,144	60,568

GAAP research and development expense	7,208	5,960	31,780	20,852
Share-based compensation expense	154	65	591	231
Non-GAAP research and development expense	7,054	5,895	31,189	20,621

GAAP sales and marketing expense	1,743	1,633	6,627	6,381
Share-based compensation expense	93	55	358	217
Non-GAAP sales and marketing expense	1,650	1,578	6,269	6,164

GAAP general and administrative expense	7,443	5,271	25,527	19,771
Share-based compensation expense	705	415	2,693	1,602
Amortization expense	117	106	454	412
Non-recurring expense	53	235	775	807
Non-GAAP general and administrative expense	6,568	4,515	21,605	16,950

GAAP total operating expense	16,394	12,864	63,934	47,004
Share-based compensation expense	952	535	3,642	2,050
Amortization expense	117	106	454	412
Non-recurring expense	53	235	775	807
Non-GAAP total operating expense	15,272	11,988	59,063	43,735

GAAP operating income	15,844	2,754	23,020	13,449
Share-based compensation expense	1,003	553	3,832	2,120
Amortization expense	117	106	454	412
Non-recurring expense	53	235	775	852
Non-GAAP operating income	17,017	3,648	28,081	16,833

GAAP other expense	(378)	(241)	(2,017)	(2,281)
Loss from disposal of idle assets	37	54	81	54
Unrealized exchange loss (gain)	46	299	(3,639)	2,567
Non-recurring expense	—	—	3,736	153
Non-GAAP other income (expense)	(295)	112	(1,839)	493

GAAP net income	14,225	2,679	31,234	10,793
Amortization of intangible assets	117	106	454	412
Share-based compensation expense	1,003	553	3,832	2,120
Non-recurring charges	53	235	4,511	1,005
Loss from disposal of idle assets	37	54	81	54
Unrealized exchange loss (gain)	46	299	(3,639)	2,567
Non Recurring Tax benefit	—	—	(11,856)	—
Non-GAAP net income	15,481	3,926	24,617	16,951

GAAP net income	14,225	2,679	31,234	10,793
Amortization of intangible assets	117	106	454	412
Share-based compensation expense	1,003	553	3,832	2,120
Depreciation expense	4,146	2,584	13,734	9,012
Non-recurring charges	53	235	4,511	1,005
Loss from disposal of idle assets	37	54	81	54
Unrealized exchange loss (gain)	46	299	(3,639)	2,567
Interest expense, net	363	150	1,470	690
Tax (benefit) related to the above	1,241	(166)	(10,231)	375
Adjusted EBITDA	$21,231	$6,494	$41,446	$27,028